Exhibit 4.1

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

Description of the Registrant’s Capital Stock

References to “Hut 8,” “our,” “we” and the “Company” herein are, unless the context otherwise indicates, to Hut 8 Corp.

Description of Capital Stock

General

The following is a summary of information concerning Hut 8’s common stock, par value $0.01 per share (“Common Stock”). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”) and are entirely qualified by, and should be read in conjunction with, these documents, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and are entirely qualified by reference to the applicable provisions of Delaware law.

Common Stock

Authorized Capital Stock.

The total number of shares of capital stock which Hut 8 shall have authority to issue is 1,025,000,000 shares. This authorized capital stock consists of 1,000,000,000 shares of common stock having a par value of $0.01 per share and 25,000,000 shares of preferred stock having a par value of $0.01 per share.

Voting Rights.

Each holder of a share of our Common Stock is entitled to one vote for each share upon all questions presented to the stockholders. Shares of our Common Stock have the exclusive right to vote for the election of directors and for all other purposes.

Dividends.

Holders of our Common Stock will be entitled to receive dividends as may be declared from time to time by the Hut 8 board of directors (the “Hut 8 Board”) out of funds legally available therefor.

Liquidation and Dissolution.

Holders of our Common Stock are entitled to share, pro rata, upon any liquidation or dissolution of Hut 8, in all remaining assets available for distribution to stockholders after payment or providing for liabilities of Hut 8.

Other Rights.

The holders of our Common Stock have no preemptive rights and no rights to convert their shares of our Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.

Transfer Agent and Registrar.

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Listing.

Our Common Stock is listed on The Nasdaq Global Select Market and the Toronto Stock Exchange under the symbol “HUT”.

Fully-Paid and Non-Assessable

All shares of our Common Stock outstanding are fully paid and non-assessable.

Preferred Stock

Under the terms of our Certificate of Incorporation, the Hut 8 Board has the authority, without further action by our stockholders (except as required by Nasdaq listing standards or applicable law), to issue up to 25,000,000 shares of preferred stock in one or more series with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the Hut 8 Board may determine from time to time. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series outstanding. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

A number of provisions in the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law (the “DGCL”) may make it more difficult to acquire control of Hut 8 or remove its management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Hut 8 Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Hut 8 Board the power to discourage acquisitions that some stockholders may favor.

Structure of the Board.

The Hut 8 Board is elected annually. Subject to the rights of holders of any class or series of preferred stock to elect directors, any vacancies on the Hut 8 Board caused by death, removal or resignation of any director, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. This provision could prevent a stockholder from obtaining majority representation on the Hut 8 Board by allowing the Hut 8 Board to enlarge the Hut 8 Board and fill the new directorships with its own nominees.

Delaware Business Combination Statute.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock within three (3) years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of at least 662∕3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. However, Hut 8 has not opted out of Section 203 of the DGCL and is therefore subject to the provisions of Section 203 of the DGCL.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.

Our Bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice must be given to the Corporate Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the date of such a meeting. Our Bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Special Meetings of Stockholders.

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our Certificate of Incorporation further provides that special meetings of stockholders may be called only by the chairperson of the Hut 8 Board, our chief executive officer or the directors entitled to cast a majority of the votes of the whole Hut 8 Board. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

No Cumulative Voting.

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Authorized but Unissued Shares.

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval (except as required by Nasdaq listing standards or applicable law). These additional shares may be used for, among other things, a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Hut 8, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder or other employee of Hut 8 to Hut 8 or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, (iv) any action asserting a claim, including a claim in the right of Hut 8, as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, shall in each case be the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any state or federal court located within the State of Delaware.

Section 22 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder.

Section 27 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Limitation on Director and Officer Liability

Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of Hut 8 shall be personally liable to Hut 8 or its stockholders for monetary damages for breach of fiduciary duty as director. The DGCL requires that such liability for breach of fiduciary duty as a director does not arise from:

●	any breach of the director’s duty of loyalty to Hut 8 or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends, certain stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Indemnification

Our Bylaws contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.